Exhibit 99.1

Walgreens Boots Alliance Appoints Bryan C. Hanson to Board of Directors

Hanson Brings Extensive Healthcare and Technology Expertise to WBA Board

As Company Continues to Accelerate Consumer-Centric Healthcare Strategy

DEERFIELD, Ill., Oct. 28, 2022 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of Bryan C. Hanson to the company’s board of directors. A proven leader with more than 30 years of leadership experience across healthcare, health innovation and emerging technologies, Hanson joins the board as a director, effective Oct. 27, 2022, and will also serve on two board committees—the compensation and leadership performance committee as well as the recently formed finance and technology committee.

Hanson currently serves as president, CEO and chairman of Zimmer Biomet, a global medical technology leader with a comprehensive portfolio of technologies and therapies designed to maximize mobility and improve health.

“I am pleased to welcome Bryan to the WBA Board, and I look forward to working with him,” said Stefano Pessina, executive chairman, Walgreens Boots Alliance. “I know he will bring valuable insight and healthcare industry expertise as we move into our next growth phase.”

“Bryan is a tremendous addition to our board of directors, with his leadership experience in healthcare and technology verticals that will continue to play a key role as part of our consumer-centric healthcare strategy,” said Roz Brewer, CEO, Walgreens Boots Alliance.

Hanson joined Zimmer Biomet as president, CEO and a member of the board of directors in 2017 and was appointed chairman of the board in 2021.

Prior to joining Zimmer Biomet, Hanson was executive vice president and group president, Minimally Invasive Therapies Group of Medtronic, a leading global healthcare technology company that addresses the most challenging health problems facing humanity by searching out and finding solutions. As a member of Medtronic’s Executive Committee, he oversaw and provided strategic direction to Medtronic’s approximately $9 billion minimally invasive therapies business.

“Throughout my career in the healthcare industry, I’ve led companies that have been dedicated to helping people focus on and improve their health,” said Hanson. “I’m honored to have this great opportunity to work with a company like WBA that shares this vision and is uniquely positioned to help shape the future of local healthcare.”

Hanson joined Medtronic in 2015, after Medtronic acquired Covidien, where he began his career and had worked for more than 22 years. In 2014 and 2015, Hanson served as group president with global responsibility for all Covidien business segments. Before being elevated to the then newly created Covidien group president position, Hanson served in many different roles over the years, including group president, Medical Devices & U.S., group president, Surgical Solutions and president, Energy-based Devices.

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

Hanson holds a Bachelor of Science degree in Finance from Florida State University. He also completed the Kellogg School of Management Finance for Executives program in 2010 and the Harvard Executive Education in Leadership program in 2013.

In addition, Hanson serves on the board of the Advanced Medical Technology Association (AdvaMed), is a member of its International Board Committee and chairs the China subcommittee. He is also a director emeritus of the Americares board of directors, an emergency response and global health organization committed to saving lives and building healthier futures for people in crisis. Hanson was recently named Medical Device/Diagnostics CEO of the Year by PM360 Magazine at the 2022 PM360 Trailblazer Awards.

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More company information is available at www.walgreensbootsalliance.com.

(WBA-GEN)

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